EXHIBIT 23-b




                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of Morgan Stanley Dean Witter & Co. (the "Company") for the registration of $16,256,130,907 of Debt Securities, Warrants, Preferred Stock, Purchase Contracts, and Units of the Company and to the incorporation by reference therein of our report with respect to the 1996 consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. dated May 27, 1997 included in the Company's Form 10-K for the fiscal year ended November 30, 1998, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP

                                                     ERNST & YOUNG LLP


New York, New York
May 4, 1999